Exhibit 10.8
CLAIRE’S INC.
2400 W. Central Rd.
Hoffman Estates, IL 60192
May ____, 2011
[NAME]
[ADDRESS]
Dear ____________:
This letter is provided in connection with your opportunity to purchase shares of common stock (the “Shares”) of Claire’s Inc. (the “Company”), the parent company of Claire’s Stores, Inc. (“Claire’s Stores”), and to receive a matching option grant on a buy one, get one basis at an exercise price of $10.00 per Share on the terms described below. This opportunity is being made available to you pursuant to the Company’s Amended and Restated Stock Incentive Plan as amended (the “Plan”), and the Shares you purchase (the “Purchased Shares”), the matching option grant (the “BOGO Option”), and any Shares acquired upon exercise of the BOGO Option (the “BOGO Shares”) are subject in all respects to the provisions of the Plan, except as specifically modified hereby. Capitalized terms not otherwise defined in the text are defined in the Plan.
1.	Opportunity to Purchase Shares. You may purchase Shares at a price per Share of $10.00. You must purchase Shares in increments of 1,000, and the number of Shares you may purchase is limited to _________ shares. This offer to purchase Shares hereby supersedes any and all other offers previously made by the Company or its Affiliates to purchase Shares (other than outstanding stock options previously granted and evidenced by a written stock option agreement), and any and all such offers are hereby deemed to be revoked.

2.	Grant of Matching Option. On the date that you complete the purchase of Shares described in paragraph 1 above in accordance with paragraph 6 below (the “Grant Date”), you will be granted a BOGO Option relating to the same number of Shares that you purchase under paragraph 1 above at an exercise price per Share of $10.00. The BOGO Option will vest and become exercisable in two equal annual installments on the first and second anniversary of the Grant Date; provided that you are employed by the Company on such dates; provided, further that the BOGO Option will become fully vested and exercisable immediately prior to a Change of Control (as defined in Exhibit A); provided, further, that in all cases, the BOGO Option shall terminate in accordance with Section 5 of the Plan.

3.	Rights/Restrictions on Shares. The Purchased Shares and the BOGO Shares are subject to the rights and restrictions set forth in Section 8 of the Plan, provided that in addition to the Company’s rights under Section 8(d) of the Plan

(Repurchase Right), if you voluntarily resign from employment with the Company and its Affiliates prior to the earlier of the fourth anniversary of the Grant Date or the date of a Qualified IPO, then the price per Share to be paid by the Company for any BOGO Shares it chooses to repurchase under Section 8(d) of the Plan shall not exceed the price per Share paid by you upon exercise of the BOGO Option, less any distributions paid in respect of such Share.

4.	Representations. By accepting this opportunity to purchase Shares and receive an option award, you represent to the following, and understand that the Company would not have made this opportunity available to you but for your representations and acknowledgements below.
(a)	Shares Unregistered; Investor Knowledge. You acknowledge and agree that (i) neither the opportunity to purchase Shares, the grant of the BOGO Option nor the offer to acquire Shares upon exercise thereof has been registered under applicable securities laws; (ii) there is no established market for the Shares and it is not anticipated that there will be any such market for the Shares in the foreseeable future; and (iii) your knowledge and experience in financial and business matters are such that you are capable of evaluating the merits and risks of any investment in the Shares, and in this regard you have had an opportunity to review Claire’s Stores financial statements and other documents that are publicly available through the SEC’s website at http://www.sec.gov/ or the Claires’ website at http://www.clairestores.com. Without limiting the generality of the foregoing, you acknowledge that there can be no certainty regarding the Company’s efforts to effect an initial public offering or its ability to complete such an offering.

(b)	Acknowledgement. You acknowledge and agree that: (i) this award is a one-time benefit, which does not create any contractual or other right to receive future awards, or benefits in lieu of awards; (ii) all determinations with respect to any such future awards, including, but not limited to, the times when awards shall be granted, the number of shares subject to each award, the exercise or purchase price, and the time or times when each award shall vest, will be at the sole discretion of the Company; (iii) this award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (iv) that this award shall not create a right to further employment with the Company or its affiliates and shall not interfere with the ability of the Company or its affiliates to terminate your employment relationship at any time, and upon termination of your employment for any reason whatsoever, any rights in respect of the purchased shares, the BOGO Option or the underlying Shares to which you would have been entitled had your employment not terminated shall lapse upon the date of termination unless expressly stated otherwise herein or the Plan, and you shall not be entitled to any compensation in respect of loss of all or any of the purchased shares, the BOGO Option or underlying Shares.

(c)	Employee Data Privacy. You consent to the collection, use and transfer of personal data as described in this paragraph 4(c). You understand that the Company and its Affiliates hold certain personal information about you including, but not limited to, your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, common shares or directorships held in the Company, details of all other entitlement to common shares awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering this award (“Data”). You further understand that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purposes of implementation, administration and management of this award, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in such implementation, administration and management. You authorize them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing this award, including any requisite transfer of such Data as may be required for the administration of this award and/or the subsequent holding common shares on your behalf to a broker or other third party with whom the shares acquired on exercise may be deposited. You understand that he or she may, at any time, view the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the local human resources representative.

(d)	Confidentiality. You agree not to disclose or discuss in any way the terms of this award to or with anyone other than members of your immediate family, or your personal counsel or financial advisors (and you will advise such persons of the confidential nature of this offer).
5.	Taxes: You should consult your personal tax advisor for information concerning the tax treatment of your Purchased Shares, BOGO Option and BOGO Shares. The Company is not making any representations concerning tax consequences, and is not responsible for any taxes, interest or penalties you incur in connection with your Shares or BOGO Option, even if the taxing authorities successfully challenge any position taken by the Company in respect of fair market value, wage withholding and reporting or otherwise.

6.	Acceptance. In order to accept this offer to purchase Shares, you must countersign below and indicate the number of Shares you desire to purchase in the space indicated immediately above your signature, and send your signed acceptance, along with a check for the purchase price payable to Claire’s Inc. to ___ c /o Claire’s Stores, Inc., 2400 West Central Road, Hoffman Estates, Illinois 60192 by no later than ___, 20___, at which time this offer will expire.
We are excited to give you this opportunity to share in our future success. Please contact _______________ should you have any questions.

Sincerely, CLAIRE’S INC.
By:
Name:
Title:

Agreed to and Accepted as to ___________ Shares by:
__________________________

Exhibit A
Certain Definitions
(a)	“Apollo” means Apollo Management VI, L.P. and its Affiliates or any entity controlled thereby or any of the partners thereof.

(b)	“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

(c)	“Change of Control” means:
(i)	any event occurs the result of which is that any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders or their Related Parties, becomes the beneficial owner, as defined in Rules l3d-3 and l3d-5 under the Exchange Act (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire within one year) directly or indirectly, of more than 50% of the Voting Stock of the Company or any successor company thereto, including, without limitation, through a merger or consolidation or purchase of Voting Stock of the Company; provided that none of the Permitted Holders or their Related Parties have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board; provided further that the transfer of 100% of the Voting Stock of the Company to a Person that has an ownership structure identical to that of the Company prior to such transfer, such that the Company becomes a wholly owned Subsidiary of such Person, shall not be treated as a Change of Control;

(ii)	after an initial public offering of Capital Stock of the Company during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office;

(iii)	the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group of related Persons other than a Permitted Holder or a Related Party of a Permitted Holder; or

(iv)	the adoption of a plan relating to the liquidation or dissolution of the Company.
(d)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(e)	“Permitted Holder” means Apollo.

(f)	“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

(g)	“Related Party” means:
(i)	any controlling stockholder, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

(ii)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 50% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).
(h)	“Subsidiary” means, with respect to any specified Person:
(i)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

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(ii)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
(i)	“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

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